        Date:         August 19, 2011            NEWS RELEASE

                     For Release:        IMMEDIATELY
                                                                    Hubbell Incorporated
                                                            40 Waterview Drive
                                                            Shelton, CT  06484
                                                            475-882-4000

                Contact:                 James M. Farrell

HUBBELL BOARD ELECTS NEW DIRECTOR

SHELTON, CT. (August 19, 2011) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) announces the election of John G. Russell as a Director of the Company. This addition to the Board brings the total number of directors to eleven.

Mr. Russell, 53, is President, Chief Executive Officer and a Director of CMS Energy Corporation and Consumers Energy Company. Consumers Energy Company is an electric and natural gas utility serving approximately 6.5 million Michigan residents. In addition, CMS Energy is engaged in independent power generation in several states through its CMS Enterprises subsidiary.

Prior to his current role, Mr. Russell was President and Chief Operating Officer of Consumers Energy from 2004 to 2010. He also served as President of the Electric Utility until 2004. Previously, Mr. Russell was Senior Vice President of Electric Transmission and Distribution and held several leadership positions in customer operations, electric restructuring and logistics management. He received his bachelor’s degree in Business Administration from Michigan State University and completed the Program for Management Development at the Harvard Business School.

Hubbell’s Chairman, President and Chief Executive Officer, Mr. Timothy H. Powers, said, “I am very pleased that John will be joining Hubbell. John’s extensive knowledge of the utility industry and its customers will be of great value to our Board and we look forward to his contributions.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.